FORM 3	UNITED STATES SECURITIES AND EXCHANGE COMMISSION					OMB APPROVAL
	Washington, D.C. 20549					OMB Number:	3235-0104
						Expires:	January 31, 2005
	INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES					Estimated average burden hours per response.................... 0.5
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940
(Print or type Responses)
1. Name and Address of Reporting Person*	2. Date of Event requiring Statement	4. Issuer Name and Ticker or Trading Symbol
(Month/Day/Year)
BROMLEY HENRY W.	07/12/2002	BINGO.COM, INC. "BIGR"
(Last) (First) (Middle)	3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)	5. Relationship of Reporting Person(s) to Issuer (Check all applicable)			6. If Amendment, Date of Original
2 IVERNA COURT, IVERNA GARDENS,			Director	10% Owner	7. Individual or Joint/Group Reporting
(Street)					(Check Applicable Line)
		X	Officer (give title below)	Other (specify below)	X	Form Filed by One Reporting Person

LONDON UK W8 6TY		CHIEF FINANCIAL OFFICER				Form Filed by More than One Reporting Person
(City) (State) (Zip)	Table I Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security (Instr. 3)	2. Amount of Securities Beneficially Owned. (Instr. 4)		3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)	4. Nature of Indirect Beneficial Ownership (Instr. 5)

Reminder: Report on a separate line for each class of Securities benefically owned directly or indirectly.						(Over)
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).							SEC 1473-(7-02)

FORM 3 (continued)	Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security (Instr. 3)	2. Date Exercisable and Expiration Date (Month/Day/ Year)		3. Title and Amount of Underlying Securities (Instr. 4)		4. Conversion or Exercise Price of Derivative Security.	5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)	6. Nature of Indirect Beneficial Ownership (Instr. 4)
	Date Exercisable	Expiration Date	Title	Amount or Number of Shares
EMPLOYEE STOCK OPTION (RIGHT TO BUY)	Note 1	07/12/07	Common Stock, $0.001 par value	150,000	$0.05	D

Explanation of Response
Note 1. 15,000 options exercisable at date of grant, 22,500 options exercisable 12 months following date of grant and 2,000 become exercisable each month thereafter commencing August 12, 2003.
					/S/ H.W. Bromley	November 27, 2002

**            Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:       File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

					**Signature of Reporting Person	Date
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